Exhibit 5.1

MORRISON & FOERSTER LLP

SAN FRANCISCO	ATTORNEYS AT LAW	NEW YORK
LOS ANGELES		WASHINGTON, D.C.
DENVER	1290 AVENUE OF THE AMERICAS	NORTHERN VIRGINIA
PALO ALTO	NEW YORK, NEW YORK 10104-0050	LONDON
WALNUT CREEK	TELEPHONE (212) 468-8000	BRUSSELS
SACRAMENTO	TELEFACSIMILE (212) 468-7900	BEIJING
CENTURY CITY		HONG KONG
ORANGE COUNTY		SINGAPORE
SAN DIEGO		TOKYO

December 13, 2004

Verint Systems Inc.

330 South Service Road

Melville, New York 11747

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 filed by Verint Systems Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on November 5, 2004, as amended by Amendment No. 1 thereto filed on December 13, 2004 (as so amended, the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 90,144 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Registration Statement.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Shares. In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Company, we have assumed that each other entity has the power and authority (or, in the case of individuals, the capacity) to execute and deliver, and to perform and observe the provisions of such documents, and the due authorization by each such entity of all requisite action and the due execution and delivery of such documents by each such entity. In addition, we have assumed that the Board of Directors that approved the issuance of the Shares was validly elected.

In connection with this opinion, we have examined originals or copies of the certificate of incorporation and the bylaws, each as amended to date, of the Company. In addition, we have examined such records, documents, certificates of public officials and the Company, made such inquiries of officials of the Company and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware as in effect on the date hereof.

MORRISON & FOERSTER LLP

Verint Systems Inc.

December 13, 2004

Page Two

We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement and any amendments thereto. We also consent to the use of our name in the related prospectus under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ MORRISON & FOERSTER LLP Morrison & Foerster LLP